                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 25, 2002, in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Medical Staffing Network Holdings, Inc. for the registration of 000,000 shares of its common stock.

    Our audits also included the financial statement schedule of Medical Staffing Network Holdings, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Miami, Florida
February 6, 2002